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Briony Quinn
Chief Financial Officer
(240) 744-1196

Dori Kesten
Capital Markets
(617) 835-8366

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY COMPANY ANNOUNCES SALE OF THE COURTYARD BY MARRIOTT NEW YORK MANHATTAN/FIFTH AVENUE

BETHESDA, Maryland, May 4, 2026 – DiamondRock Hospitality Company (the “Company”) announced today the sale of its leasehold interest in the 189-room Courtyard by Marriott New York Manhattan/Fifth Avenue (the “Hotel”) for $33.0 million. The sales price represents a 6.3x multiple on 2025 Hotel Adjusted EBITDA and a 13.3% capitalization rate on 2025 Hotel Net Operating Income. Inclusive of $12 million of capital expenditures required to be spent in the next 12 months, a contractual increase in the ground lease payment, and higher labor costs over the next several years, the Company estimates the stabilized capitalization rate on the sale to be approximately 7.8%, or 6.5% on a fee simple basis.

“From 2019 to 2025, the Hotel’s Net Operating Income more than doubled, reflecting the value created by our asset management team and operating partners. When evaluating the Hotel’s upcoming capital expenditure needs and structural expense headwinds, the expected returns did not meet our investment thresholds. This transaction reflects our continued commitment to disciplined capital allocation and growing free cash flow per share for the benefit of our shareholders,” said Jeffrey J. Donnelly, Chief Executive Officer of DiamondRock Hospitality Company.

The Company is adjusting its guidance for full year 2026, provided on April 30, 2026, to account for the sale of the Hotel as follows:

Metric	Previous 2026 Guidance	Adjustment for Hotel Sale	Revised 2026 Guidance
Comparable RevPAR Growth	1.5% to 3.5%	—%	1.5% to 3.5%
Comparable Total RevPAR Growth	1.75% to 3.75%	—%	1.75% to 3.75%
Adjusted EBITDA (in millions)	$296 to $308	($5.9)	$290.2 to $302.2
Adjusted FFO (in millions)	$233.5 to $245.5	($5.1)	$228.4 to $240.4
Adjusted FFO per share	$1.12 to $1.18	($0.025)	$1.10 to $1.16
ABOUT THE COMPANY
DiamondRock Hospitality Company (Nasdaq: DRH) is a self-advised real estate investment trust (REIT) that owns a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. The Company currently owns 34 premium quality hotels and resorts with 9,400 rooms. The Company has strategically positioned its portfolio to be operated both under leading global brand families as well as independent boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company's website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on February 27, 2026 and our Quarterly Report on Form 10-Q filed on April 30, 2026. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this Current Report is as of the date of this Current Report, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reconciliations of Non-GAAP Measures
We use the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: EBITDA, EBITDAre, Adjusted EBITDA, Hotel Adjusted EBITDA, FFO and Adjusted FFO. A detailed explanation of these measures can be found in our Form 10-Q for the quarter ended March 31, 2026 filed on April 30, 2026.
EBITDA, EBITDAre and Adjusted EBITDA
The following table is a reconciliation of our GAAP net income to EBITDA, EBITDAre and Adjusted EBITDA (in thousands):

	Full Year 2026 Guidance
	Low End	High End
Net income	$103,200	$116,200
Interest expense	59,000	58,000
Income tax expense	3,000	4,000
Real estate related depreciation and amortization	110,600	109,600
EBITDA/EBITDAre	275,800	287,800
Non-cash lease expense and other amortization	5,350	5,350
Share-based compensation expense	9,000	9,000
Adjusted EBITDA	$290,150	$302,150
FFO and Adjusted FFO
The following table is a reconciliation of our GAAP net income to FFO and Adjusted FFO (in thousands except per share amounts):

	Full Year 2026 Guidance
	Low End	High End
Net income	$103,200	$116,200
Real estate related depreciation and amortization	110,600	109,600
FFO available to common stock and unit holders	213,800	225,800
Non-cash lease expense and other amortization	5,600	5,600
Share-based compensation expense	9,000	9,000
Adjusted FFO available to common stock and unit holders	$228,400	$240,400
Adjusted FFO available to common stock and unit holders, per diluted share	$1.10	$1.16
Diluted weighted average shares and units	208,000	208,000

Reconciliation of Hotel Net Income to Hotel Net Operating Income
The following table is a reconciliation of the Hotel's GAAP net income to Hotel Adjusted EBITDA and Hotel Net Operating Income. Hotel Net Operating Income represents Hotel Adjusted EBITDA after the deduction of a 4% capital reserve (in millions).

Year Ended December 31, 2025
(unaudited)
Hotel Net Income	$3.1
Cash interest expense for ground lease	1.1
Non-cash interest expense for ground lease	0.8
Depreciation and amortization	1.4
Hotel Adjusted EBITDA	6.4
Cash interest expense for ground lease(1)	(1.1)
Hotel Adjusted EBITDA (including ground lease)	5.3
Capital reserve	(0.9)
Hotel Net Operating Income	$4.4
(1) The Hotel's ground lease is accounted for as a finance lease for GAAP purposes, resulting in the lease expense being recorded as interest expense in our consolidated statement of operations. In order to reflect Hotel Adjusted EBITDA on a basis comparable to other ground leased hotels, the Company is presenting Hotel Adjusted EBITDA inclusive of the cash-based ground lease expense associated with the Hotel.
Selected Quarterly Comparable Operating Information

The following tables are presented to provide investors with selected quarterly comparable operating information for the Company's current portfolio of 34 hotels.

	Quarter 1, 2025	Quarter 2, 2025	Quarter 3, 2025	Quarter 4, 2025	Full Year 2025
ADR	$278.85	$294.88	$279.91	$292.20	$286.57
Occupancy	66.6%	76.3%	75.8%	67.6%	71.6%
RevPAR	$185.70	$255.03	$212.06	$197.57	$205.14
Total RevPAR	$293.07	$350.49	$323.24	$308.81	$318.95
Revenues (in thousands)	$248,093	$299,999	$279,713	$267,228	$1,095,033
Hotel Adjusted EBITDA (in thousands)	$61,153	$93,576	$81,534	$73,829	$310,092
Hotel Adjusted EBITDA Margin	24.65%	31.19%	29.15%	27.63%	28.32%
Available Rooms	846,540	855,946	865,352	865,352	3,433,190

Quarter 1, 2026
ADR	$286.02
Occupancy	66.3%
RevPAR	$189.54
Total RevPAR	$300.46
Revenues (in thousands)	$254,351
Hotel Adjusted EBITDA (in thousands)	$65,878
Hotel Adjusted EBITDA Margin	25.90%
Available Rooms	846,540

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